Exhibit 99.1



                       Anworth Mortgage Asset Corporation
                         Announces Quarterly Dividends


    SANTA MONICA, Calif.--(BUSINESS WIRE)--April 13, 2007--Anworth Mortgage Asset Corporation (NYSE: ANH) announced today that its board of directors declared a quarterly common stock dividend of $0.05 per share for the first quarter of 2007. The common stock dividend is payable on May 17, 2007 to common stockholders of record as of the close of business on April 30, 2007.

    Also, in accordance with the terms of Anworth's 8.625% Series A Cumulative Preferred Stock, or Series A Preferred Stock, the board of directors declared a Series A Preferred Stock dividend of $0.539063 per share for the second quarter of 2007. The Series A Preferred Stock dividend is payable on July 16, 2007 to holders of record of Series A Preferred Stock as of the close of business on June 29, 2007. The dividend reflects the accrual from April 1, 2007 through June 30, 2007, or 90 days of a 360 day year.

    Also, in accordance with the terms of Anworth's 6.25% Series B Cumulative Convertible Preferred Stock, or Series B Preferred Stock, the board of directors declared a Series B Preferred Stock dividend of $0.390625 per share for the second quarter of 2007. The Series B Preferred Stock dividend is payable on July 16, 2007 to holders of record of Series B Preferred Stock as of the close of business on June 29, 2007. The dividend reflects the accrual from April 1, 2007 through June 30, 2007, or 90 days of a 360 day year.

    About Anworth Mortgage Asset Corporation

    Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to stockholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. Through its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, Anworth also invests in high quality jumbo adjustable-rate mortgages and other mortgage-related assets and finances these loans though securitizations.

    Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995

    This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management's ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.



    CONTACT: Anworth Mortgage Asset Corporation
             John T. Hillman, 310-255-4438 or 310-255-4493